Exhibit 99.1

Verso Paper Corp. Reports Second Quarter 2009 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--August 6, 2009--Verso Paper Corp. (NYSE: VRS) today reported financial results for the second quarter and six months ended June 30, 2009. Results for the quarters ended June 30, 2009 and 2008 include:

  Net loss of $10.2 million, or $0.20 per share, in 2009 compared to a net loss of $44.7, or $1.00 per share, in 2008.
  Net sales decreased to $298.1 million in 2009 compared to $451.6 million in 2008.
  Operating loss of $48.4 million in 2009 compared to an operating loss of $10.3 million in 2008.
  A net loss before items of $70.3 million, or $1.35 per share, in 2009 compared to a net loss before items of $8.7 million, or $0.20 per share in 2008.
  EBITDA of $167.1 million for the six months ended June 30, 2009, compared to $87.0 million in 2008. (Note: EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

The economic downturn has presented a significant challenge for manufacturers of coated paper. Reduced spending on advertising and the overall weak retail market have significantly impacted our customers, especially magazine and catalog publishers, resulting in unprecedented declines in demand for coated papers. The unfavorable effect of this operating environment intensified as our customers reduced their inventory levels. Net sales decreased 34.0% in the second quarter of 2009, as sales volume dropped by 22.9% and the average sales price fell 14.4% compared to the second quarter of 2008. Our results reflect $33.5 million of unabsorbed costs resulting from over 153,000 tons of market downtime taken in the second quarter of 2009 as we continued to curtail our production in response to continued weak demand for coated papers.

In response to the ongoing, challenging operating environment, we continue to assess and implement, as appropriate, various earnings and expense reduction initiatives. Our company-wide cost reduction program, which is expected to yield $74 million in cost reductions, has produced approximately $26 million of savings during the first six months of 2009. Management expects to achieve most of these savings in 2009 and continues to search for and develop additional savings measures. Included in this program are material usage reductions, energy usage reductions, labor cost savings, chemical substitution, salary freezes, selling, general, and administrative expense reductions, and workforce planning improvements. Additionally, new product initiatives have contributed to a 25.9% increase in net sales for our Other segment, reflecting the development of new paper product offerings for our customers.

Also included in second quarter’s results are $37.8 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $25.5 million in net gains related to the early retirement of debt. We have excluded the impact of both of these items from our Adjusted EBITDA figures. There can be no assurance that the U.S. government incentive program for alternative fuel mixtures will not amend the tax credit to eliminate or reduce its benefits for pulp and paper companies, but there is the possibility that such action may be taken. Any such amendment of the tax credit could have a material adverse effect on our financial condition, results of operations, and cash flows.

Verso reported a net loss of $10.2 million, or $0.20 per share, in the second quarter of 2009, which included net benefits of $60.1 million from special items ($1.15 per share) primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt. Verso had a net loss of $44.7 million, or $1.00 per share, in the second quarter of 2008, which included $36.0 million of charges, or $0.81 per share, primarily related to Verso’s initial public offering (IPO) and restructuring costs. Results for the second quarter of 2009 included an operating loss of $48.4 million, compared to an operating loss of $10.3 million for the same period in 2008.

“During the second quarter, the industry saw continued declines in the coated paper markets. In June alone, coated woodfree demand declined 35% and closed the first half of 2009 with a drop of 33%. Demand for coated mechanical declined 21% in June and was down 31% in the first half of 2009,” said Mike Jackson, President and CEO of Verso. “During the second quarter we saw imports fall by 52% for coated freesheet, and for coated mechanical we have seen a 36% decrease in imports from Western Europe for the first half of the year.

“Our commitment to balance production with demand continues. During the second quarter, we took 161,000 tons of total production curtailment, including maintenance downtime, for a total of 300,000 tons year to date. This lowered our EBITDA by over $34 million for the quarter, or $65 million for the year, but preserved cash and had a favorable impact on our balance sheet. Additionally, improvements in working capital contributed $33 million in cash during the second quarter of 2009.

“Our order activities in the last few months have certainly picked up, and as mill and printer levels of inventory decrease, the second half of the year should see conditions improve as we enter our busiest time of year.

“In this release we have mentioned the success of our cost remediation efforts, which are positive. At the same time we have reworked our balance sheet by refinancing our debt, which allowed us to pay off a first-lien term loan, extend the first maturity date on our debt to 2014, improve our liquidity, and eliminate the net first lien leverage maintenance covenant.

Mr. Jackson concluded, “Verso has taken many positive steps to weather the unprecedented fall-off in demand for our paper products that are the most sensitive to the economy. These products will rebound, and coupled with the launch of our new products, Verso will be well positioned for the eventual improvement in the economy and our markets.”

Verso reported net income of $44.3 million, or $0.85 per share, for the first six months of 2009, which included net benefits of $172.4 million from special items ($3.31 per share) primarily due to alternative fuel mixture tax credits and net gains related to the early retirement of debt. Verso had a net loss of $47.8 million, or $1.16 per share, for the first six months of 2008, which included $37.9 million of charges, or $0.92 per share, primarily related to Verso’s IPO and restructuring costs. Results for the first six months of 2009 included an operating loss of $80.2 million, compared to operating income of $20.1 million for the same period in 2008.

Summary Results

Results of Operations – Comparison of the Second Quarter of 2009 to the Second Quarter of 2008

	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,
(In thousands of U.S. dollars)	2009	2008
Net sales	$298,115	$451,602
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	298,548	377,178
Depreciation, amortization, and depletion	33,032	34,699
Selling, general, and administrative expenses	14,904	26,359
Restructuring and other charges	103	23,718
Operating loss	(48,472)	(10,352)
Interest income	(21)	(141)
Interest expense	28,497	34,496
Other income, net	(66,691)	-
Net loss	$(10,257)	$(44,707)

Net Sales. Net sales for the second quarter of 2009 decreased 34% to $298.1 million from $451.6 million as total sales volume decreased 22.9% compared to last year, reflecting lower demand for coated papers in a difficult economic environment. The average sales price per ton for all of our products fell 14.4% from the second quarter of 2008 due to the weak demand.

Net sales for our coated and supercalendered papers segment decreased 36.2% to $256.7 million in the second quarter of 2009 from $402.3 million in the second quarter of 2008. The decrease reflects a 31.5% decrease in paper sales volume and a 6.8% decrease in average paper sales price per ton for the second quarter of 2009 compared to the same period last year.

Net sales for our market pulp segment decreased 27.5% to $28.1 million in the second quarter of 2009 from $38.8 million for the same period in 2008. This decline was due to a 41.1% decrease in average sales price per ton, which was partially offset by a 23.2% increase in sales volume compared to the second quarter of 2008.

Net sales for our other segment increased 25.9% to $13.3 million in the second quarter of 2009 from $10.5 million in the second quarter of 2008. The improvement in 2009 is due to a 32.2% increase in sales volume, reflecting the development of new paper product offerings for our customers. Average sales price per ton decreased 4.7% compared to the second quarter of 2008.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, decreased 19.5% to $331.5 million from $411.9 million in the second quarter of 2008, primarily reflecting the decline in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was (0.1)% for the second quarter of 2009 compared to 16.5% for the second quarter of 2008, reflecting $33.5 million of unabsorbed costs resulting from over 153,000 tons of market downtime taken in the second quarter of 2009, as we continue to curtail our production in response to continued weak demand for coated papers. Depreciation, amortization, and depletion expense was $33.0 million in the second quarter of 2009 compared to $34.7 million in the second quarter of 2008.

Selling, general, and administrative. Selling, general, and administrative expenses were $14.9 million in the second quarter of 2009 compared to $26.3 million for the same period in 2008, reflecting the absence of expenses associated with our IPO and the effect of our expense reduction initiatives.

Interest expense. Interest expense for the second quarter of 2009 was $28.5 million compared to $34.5 million for the same period in 2008. The decrease in interest expense was primarily due to lower interest rates on floating rate debt in 2009.

Other income. Other income was $66.7 million for the second quarter of 2009, which includes $37.8 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $25.5 million in net gains related to the early retirement of debt.

Results of Operations – Comparison of First Six Months of 2009 to First Six Months of 2008

	Six Months	Six Months
	Ended	Ended
	June 30,	June 30,
(In thousands of U.S. dollars)	2009	2008
Net sales	$585,189	$905,509
Costs and expenses:
Cost of products sold - exclusive of depreciation, amortization, and depletion	567,488	752,580
Depreciation, amortization, and depletion	67,355	66,887
Selling, general, and administrative expenses	30,291	40,553
Restructuring and other charges	274	25,436
Operating income (loss)	(80,219)	20,053
Interest income	(79)	(332)
Interest expense	55,582	68,212
Other income, net	(180,008)	-
Net income (loss)	$44,286	$(47,827)

Net Sales. Net sales for the six months ended June 30, 2009, decreased 35.4% to $585.2 million from $905.5 million as total sales volume decreased 30.2% compared to last year, reflecting lower demand for coated papers and market pulp in a difficult economic environment. The average sales price per ton for all of our products fell 7.5% in 2009 due to the weak demand.

Net sales for our coated and supercalendered papers segment decreased 36.5% to $512.7 million for the six months ended June 30, 2009, from $807.2 million for the six months ended June 30, 2008. The decrease reflects a 35.2% decrease in paper sales volume and a 1.9% decrease in average paper sales price per ton for the six months ended June 30, 2009 compared to the same period last year.

Net sales for our market pulp segment decreased 41.2% to $45.8 million for the six months ended June 30, 2009, from $77.9 million for the same period in 2008. This decline was due to a 36.3% decrease in average sales price per ton combined with a 7.7% decrease in sales volume compared to the six months ended June 30, 2008.

Net sales for our other segment increased 30.8% to $26.7 million for the six months ended June 30, 2009, from $20.4 million for the six months ended June 30, 2008. The improvement in 2009 is due to a 28.9% increase in sales volume and a 1.5% increase in average sales price per ton compared to the six months ended June 30, 2008, reflecting the development of new paper product offerings for our customers.

Cost of sales. Cost of sales, including depreciation, amortization, and depletion, decreased 22.5% to $634.8 million for the six months ended June 30, 2009, compared to $819.5 million for the same period last year, primarily reflecting the decline in sales volume. Our gross margin, excluding depreciation, amortization, and depletion, was 3.0% for the six months ended June 30, 2009, compared to 16.9% for the six months ended June 30, 2008, reflecting $64.8 million of unabsorbed costs resulting from almost 290,000 tons of market downtime taken in the six months ended June 30, 2009, as we continued to curtail our production in response to continued weak demand for coated papers. Depreciation, amortization, and depletion expense was $67.3 million for the six months ended June 30, 2009, compared to $66.9 million in the first quarter of 2008.

Selling, general, and administrative. Selling, general, and administrative expenses were $30.3 million for the six months ended June 30, 2009, compared to $40.5 million for the same period in 2008, reflecting expenses associated with our IPO and the effect of our expense reduction initiatives.

Interest expense. Interest expense for the six months ended June 30, 2009 was $55.6 million compared to $68.2 million for the same period in 2008. The decrease in interest expense was primarily due to lower interest rates on floating rate debt in 2009.

Other income. Other income was $180.0 million for the six months ended June 30, 2009, which includes $142.4 million in net benefits from alternative fuel mixture tax credits provided by the U.S. government for our use of black liquor in alternative fuel mixtures and $34.2 million in net gains related to the early retirement of debt.

Reconciliation of Net Income to Adjusted EBITDA

The credit agreement and the indentures governing their outstanding notes contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies. Adjusted EBITDA is EBITDA further adjusted to exclude unusual items and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our notes to test the permissibility of certain types of transactions. Adjusted EBITDA is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. We believe that the inclusion of the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate in providing additional information to investors to demonstrate our compliance with our financial covenants. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with U.S. GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with U.S. GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented.

		Six Months	Year	Six Months	Twelve Months
		Ended	Ended	Ended	Ended
		June 30,	December 31,	June 30,	June 30,
	(in millions of U.S. dollars)	2008	2008	2009	2009
	Net income (loss)	$(47.8)	$(62.8)	$ 44.3	$ 29.3
	Interest expense, net	67.9	124.8	55.5	112.4
	Depreciation, amortization, and depletion	66.9	134.5	67.3	134.9
	EBITDA	87.0	196.5	167.1	276.6
	Adjustments to EBITDA
	Restructuring, severance and other (1)	25.4	27.4	0.3	2.3
	Non-cash compensation/benefits (2)	11.0	11.2	0.2	0.4
	Alternative fuel tax credit (3)	-	-	(142.4)	(142.4)
	Gain on early extinguishment of debt, net (4)	-	-	(34.2)	(34.2)
	Other items, net (5)	1.5	3.1	3.7	5.3
	Proforma effects of profitability program (6)				47.7
	Adjusted EBITDA				$155.7

(1)	Restructuring includes transition and other non-recurring costs associated with the Acquisition as per our financial statements.
(2)	Represents amortization of non-cash incentive compensation.
(3)	Represents earnings from the federal government's program which provides incentives for the use of alternative fuels.
(4)	Represents the net gain recognized from the early extinguishment of a portion of our senior secured notes, net of hedge results.
(5)	Represents earnings adjustments for legal and consulting fees, and other miscellaneous non-recurring items.
(6)	Represents cost savings expected to be realized as part of the Company's cost savings program.

NOTE:

To construct financials for the twelve months ended June 30, 2009, amounts have been calculated by subtracting the data for the six months ended June 30, 2008, from the data for the year ended December 31, 2008, and then adding the six months ended June 30, 2009.

Forward-Looking Statements

In this press release all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend,” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and supercalendered and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs, and commercial printing applications such as high-end advertising brochures, annual reports, and direct-mail advertising. Additional information about Verso is available on the Company’s Web site at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call

Verso will host a conference call today at 9:00 a.m. (Eastern Time) to discuss second quarter results. Analysts and investors may participate in the live conference call by dialing 719-325-4756 or, within the U.S. and Canada only, 877-795-3599, access code 6136648. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials, as well as this release and the second quarter 10-Q, will be made available on Verso’s website at www.versopaper.com by clicking on the link to Investor Relations or at www.videonewswire.com/event.asp?id=60580.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 6136648. This replay will be available starting today at 12:00 p.m. (Eastern Time) and will remain available until noon (Eastern Time) on August 19, 2009. The replay will also be available on Verso’s website for 90 days.

CONTACT:
Verso Paper Corp.
Robert P. Mundy, 901-369-4128
Senior Vice President and Chief Financial Officer
robert.mundy@versopaper.com